Exhibit 5.1

September 23, 2005

Nationwide Financial Services, Inc.

One Nationwide Plaza

Columbus, Ohio 43215

Re:	Nationwide Financial Services, Inc.
5.10% Senior Notes due 2015

Ladies and Gentlemen:

We have acted as special counsel for Nationwide Financial Services, Inc., a Delaware corporation (the “Company”), in connection with the several sales to the Underwriters by the Company of an aggregate of $200,000,000 principal amount of the Company’s 5.10% Senior Notes due 2015 (the “Notes”) pursuant to the terms of the Underwriting Agreement, dated September 21, 2005 (the “Underwriting Agreement”), between the Company and you, as the Representative of the several Underwriters. The Notes will be issued pursuant to the Senior Indenture, dated as of November 1, 2001 (the “Base Indenture”), between the Company and Wilmington Trust Company, as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture to be dated as of September 26, 2005 (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). All terms not otherwise defined herein shall have the meanings ascribed to them in the Underwriting Agreement.

In connection therewith, we have examined (a) the Registration Statement on Form S-3 (File No. 333-102007) filed by the Company and the other related registrants with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating, in part, to the registration of the Notes, as it became effective under the Act on February 4, 2003 (such Registration Statement, including the documents filed as a part thereof or previously filed with the Commission and incorporated therein by reference pursuant to Item 12 of Form S-3, but excluding the statements of eligibility and qualification of the Trustee under the Indenture, being hereinafter referred to as the “Registration Statement”), (b) the prospectus of the Company dated February 4, 2003, as supplemented by a prospectus supplement, dated September 21, 2005, relating to the Notes, as filed in final form with the Commission on September 22, 2005, pursuant to Rule 424(b) under the Act (such prospectus and

Nationwide Financial Services, Inc.

September 23, 2005

prospectus supplement, including the documents filed as a part thereof or previously filed with the Commission and incorporated therein by reference pursuant to Item 12 of Form S-3, but excluding the statements of eligibility and qualification of the Trustee under the Indenture, being hereinafter referred to as the “Final Prospectus”), (c) an executed copy of the Underwriting Agreement, (d) an executed copy of the Base Indenture and (e) the form of the Fourth Supplemental Indenture, including the form of Note. In addition, we have examined the originals (or copies certified or otherwise identified to our satisfaction) of such other agreements, instruments, certificates, documents and records and have reviewed such questions of law and made such inquiries as we have deemed necessary or appropriate for the purposes of the opinions rendered herein.

In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all such documents submitted to us as copies and the authenticity of the originals of such latter documents. We have also assumed that the books and records of the Company are maintained in accordance with proper corporate procedures. As to any facts material to our opinions, we have, when relevant facts were not independently established by us, relied upon the aforesaid agreements, instruments, certificates, documents and records and upon statements and certificates of officers and representatives of the Company and public officials.

Based upon and subject to the foregoing, and subject to the further limitations, qualifications and assumptions set forth below, we are of the opinion that:

The Notes have been duly authorized and (assuming their due authentication by the Trustee) when they have been duly executed, issued and delivered in accordance with the Underwriting Agreement, will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture.

The opinions expressed herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated September 23, 2005, which is incorporated by reference into the Registration Statement and the Final Prospectus, and to the use of our name under the caption “Experts” contained in the Final Prospectus. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ LeBoeuf, Lamb, Greene & MacRae LLP